Exhibit 99.1

News Release
Date	July 14, 2005
For Release	Upon Receipt
Contact	Media:	Financial Community:
	Joe Balaban	Quynh McGuire
	412-232-6848	412-393-1259

DUQUESNE LIGHT HOLDINGS ELECTS ADVANI TO BOARD OF DIRECTORS

PITTSBURGH – Duquesne Light Holdings today announced the election of Pritam Advani, president and chief executive officer of the Professional Closing Network (PCN), to its Board of Directors.

“Pritam brings to our board 25 years of financial and strategic management expertise, primarily in financial accounting and the information-technology industry,” said Morgan O’Brien, president and chief executive officer. “We look forward to learning from his experience as Duquesne Light Holdings continues to build on successes at our core electric utility business.”

Prior to his appointment at PCN, which manages a network of 500 attorneys in 25 states that provides services for the mortgage closing and settlement services industry, Advani was vice president of business development at NDCHealth, a leading information solutions company serving all sectors of healthcare. He also previously served as chief financial officer at TechRx, Inc., a provider of pharmacy software, and E-Transport, Incorporated, a provider of hosted software and logistics exchange solutions for the transportation market.

Advani also serves on the boards of TrueCommerce, a Pittsburgh-based electronic-data- interchange solutions provider, and the Verland Foundation, which operates residences and programs for children and adults who are mentally retarded or otherwise developmentally disabled. A graduate of Washington and Jefferson College, he is a certified public accountant (inactive).

The new Duquesne Light Holdings’ board member will serve on the audit and employment and community relations committees. He will stand for election at the company’s 2006 annual meeting of stockholders.

About Duquesne Light Holdings

Duquesne Light Holdings is comprised of an electric-utility company and several affiliate companies that complement the core business. Duquesne Light Company, its principal subsidiary, is a leader in the transmission and distribution of electric energy, offering superior customer service and reliability to more than half a million customers in southwestern Pennsylvania.

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